                          INDEPENDENT AUDITORS' REPORT






The Partners
Montgomery Partnership

We have audited the accompanying balance sheet of the Montgomery Partnership (the Partnership) as of December 31, 1999 and the related statements of operations, changes in partners' capital, and cash flows of for the years ended December 31, 1999 and 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1 to the financial statements, the Partnership is expected to terminate in 2000, as the marine vessel in the Partnership has been sold.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 1999, and the results of its operations and its cash flows for the years ended December 31, 1999 and 1997 in conformity with generally accepted accounting principles. The accompanying 1998 financial statements were not audited by us, and accordingly, we express no opinion or any other form of assurance on them.



/s/ KPMG
SAN FRANCISCO, CALIFORNIA
June 9, 2000



                                            MONTGOMERY PARTNERSHIP
                                           (A LIMITED PARTNERSHIP)
                                                BALANCE SHEETS
                                                 DECEMBER 31,
                                          (IN THOUSANDS OF DOLLARS)




                                                                               1999                1998
  ASSETS                                                                                         (unaudited)
                                                                          ---------------------------------------

  Marine vessel held for lease, at cost                                   $             --    $         19,411
  Less accumulated depreciation                                                         --             (14,908)
                                                                          --------------------------------------
      Net equipment                                                                     --               4,503

  Accounts receivable                                                                   30                 100
  Prepaid expenses                                                                      --                  27
                                                                          ---------------------------------------
        Total assets                                                      $             30    $          4,630
                                                                          ======================================


  LIABILITIES AND PARTNERS' CAPITAL

  Liabilities:
  Accounts payable and accrued expenses                                   $            290    $            404
  Due to affiliates                                                                      6                   8
  Reserve for repairs                                                                   --                 500
                                                                          ---------------------------------------
    Total liabilities                                                                  296                 912

  Partners' capital (deficit):
  Limited partners                                                                     (69)              3,875
  General partner                                                                     (197)               (157)
                                                                          ---------------------------------------
    Total partners' capital (deficit)                                                 (266)              3,718
                                                                          ---------------------------------------

        Total liabilities and partners' capital                            $            30    $          4,630
                                                                          =======================================















      See accompanying auditors' report and notes to financial statements.

                                            MONTGOMERY PARTNERSHIP
                                           (A LIMITED PARTNERSHIP)
                                           STATEMENTS OF OPERATIONS
                                       FOR THE YEARS ENDED DECEMBER 31,
                                          (IN THOUSANDS OF DOLLARS)


                                                                            1999             1998          1997
                                                                                          (unaudited)
                                                                           ---------------------------------------
  REVENUES

  Lease revenue                                                          $   2,106       $    2,466      $   2,229
  Interest and other income (losses)                                            11              (9)            --
  Gain on disposition of the marine vessel                                   3,812              --             --
                                                                         -------------------------------------------
      Total revenues                                                         5,929           2,457          2,229
                                                                         -------------------------------------------

  EXPENSES

  Depreciation expense                                                         702             911          1,087
  Marine operating expense                                                   1,135           1,409          1,585
  Repairs and maintenance                                                      251             500            818
  Insurance expense to affiliate                                                --              --            175
  Other insurance expense                                                      173              69            320
  Management fees to affiliate                                                 105             123            111
  Administrative expenses to affiliate                                          21              31             36
  Administrative expenses and other                                             32              25             40
                                                                         -------------------------------------------
      Total expenses                                                         2,419           3,068          4,172
                                                                         -------------------------------------------
  Net income (loss)                                                      $   3,510       $    (611)     $  (1,943)
                                                                         ===========================================






      See accompanying auditors' report and notes to financial statements.

                                        MONTGOMERY PARTNERSHIP
                                           (A LIMITED PARTNERSHIP)
                             STATEMENTS OF CHANGES IN PARTNERS' CAPITAL (DEFICIT)
                            FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997
                                          (IN THOUSANDS OF DOLLARS)


                                                                             Limited         General
                                                                            Partners         Partner         Total
                                                                          ---------------------------------------------

    Partners' capital (deficit) as of December 31, 1996 (unaudited)        $     6,462      $  (131)       $   6,331

  Net loss                                                                      (1,924)         (19)          (1,943)

  Cash contribution                                                                139            1              140
                                                                           --------------------------------------------

    Partners' capital (deficit) as of December 31, 1997                          4,677         (149)           4,528

  Net loss                                                                        (605)          (6)            (611)

  Cash distribution                                                               (197)          (2)            (199)
                                                                           --------------------------------------------

    Partners' capital (deficit) as of December 31, 1998 (unaudited)              3,875         (157)           3,718


  Net income                                                                     3,475           35            3,510

  Cash distribution                                                             (7,419)         (75)          (7,494)
                                                                           --------------------------------------------

    Partners' deficit as of December 31, 1999                              $       (69)     $  (197)      $     (266)
                                                                           ============================================















      See accompanying auditors' report and notes to financial statements.


                                            MONTGOMERY PARTNERSHIP
                                           (A LIMITED PARTNERSHIP)
                                           STATEMENTS OF CASH FLOWS
                                       FOR THE YEARS ENDED DECEMBER 31,
                                          (IN THOUSANDS OF DOLLARS)


                                                                    1999          1998          1997
                                                                               (unaudited)
                                                                ------------------------------------------

  OPERATING ACTIVITIES

  Net income (loss)                                             $    3,510      $   (611)    $  (1,943)
  Adjustments to reconcile net income (loss) to net cash
      provided by (used in) operating activities:
    Depreciation                                                       702           911         1,087
    Gain on disposition of the marine vessel                        (3,812)           --            --
    Changes in operating assets and liabilities:
      Accounts receivable                                               70           (24)           62
      Prepaid expenses                                                  27           (12)          119
      Accounts payable and accrued expenses                           (114)         (159)          453
      Due to affiliates                                                 (2)           (2)           (3)
      Reserve for repairs                                             (500)           96            85
                                                                -----------------------------------------
        Net cash (used in) provided by operating activities           (119)          199          (140)
                                                                -----------------------------------------


  Investing activities
  Proceeds from disposition of vessel                                7,613            --            --
                                                                -----------------------------------------
        Net cash provided by investing activities                    7,613            --            --

  Financing activities

  Cash (distributions) contributions - limited partners             (7,419)         (197)          139
  Cash (distributions) contributions - General Partner                 (75)           (2)            1
                                                                -----------------------------------------
        Net cash (used in) provided by financing activities         (7,494)         (199)          140
                                                                -----------------------------------------

  Net change in cash and cash equivalents                               --            --            --
  Cash and cash equivalents at beginning of year                        --            --            --
                                                                -----------------------------------------
  Cash and cash equivalents at end of year                      $       --      $     --     $      --
                                                                =========================================















      See accompanying auditors' report and notes to financial statements.

                             MONTGOMERY PARTNERSHIP
                             (A LIMITED PARTNERSHIP)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

Montgomery Partnership, a California limited partnership (the Partnership), was formed during December 1990. The Partnership was formed for the purpose of purchasing a bulk-carrier marine vessel and commenced significant operations in January 1991. The Partnership has no employees nor operations other than the operation of the marine vessel. The Partnership is owned 99% by the limited partners and 1% by the General Partner. The Partnership has two limited partners; PLM Equipment Growth Fund IV (EGF IV) and PLM Equipment Growth Fund V (EGF V), (the Limited Partners). The General Partner is the Montgomery Corporation (MC) which is owned by EGF IV and EGF V. The Limited Partnership is owned 50% by EGF IV and 50% by EGF V.

The Partnership is expected to terminate during 2000 as the marine vessel has been sold as of December 31, 1999. The General Partner will contribute additional capital, as needed, to eliminate any deficit balance in the capital account prior to the Partnership's termination.

These accompanying financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles. This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     OPERATIONS

The marine vessel in the Partnership was managed under a continuing management agreement by PLM Investment Management, Inc. (IMI), a wholly-owned subsidiary of PLM Financial Services Inc. (FSI). FSI is a wholly-owned subsidiary of PLM International, Inc. (PLM International). IMI received a monthly management fee from the Partnership for managing the marine vessel (Note 2). FSI, in conjunction with its subsidiaries, sells equipment to investor programs and third parties, manages pools of transportation equipment under agreements with investor programs, and is the general partner of EGF IV, EGF V, and other limited partnerships.

     CASH AND CASH EQUIVALENTS

All cash generated from operations is distributed to the partners, accordingly, the Partnership has no cash balance at December 31, 1999 and 1998.

     ACCOUNTING FOR LEASES

The marine vessel in the Partnership was leased under operating leases. Under the operating lease method of accounting, the leased asset is recorded at cost and depreciated over its estimated useful life. Rental payments are recorded as revenue over the lease term as earned in accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases". Lease origination costs were capitalized and amortized equally over 36 months.

     DEPRECIATION

Depreciation was computed using the double-declining balance method, taking a full month's depreciation in the month of acquisition, based upon an estimated useful life of 12 years. The depreciation method changed to straight-line when annual depreciation expense using the straight-line method exceeded that calculated by the double-declining balance method. Acquisition fees of $0.8 million, that were paid to FSI, were capitalized as part of the cost of the equipment. Major expenditures

                             MONTGOMERY PARTNERSHIP
                             (A LIMITED PARTNERSHIP)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     DEPRECIATION (CONTINUED)

that were expected to extend the marine vessel's useful life or reduce future equipment operating expenses, were capitalized and amortized over the estimated remaining life of the marine vessel.

     MARINE VESSEL

In accordance with the Financial Accounting Standards Board's Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", FSI reviewed the carrying value of the Partnership's marine vessel at least quarterly, and whenever circumstances indicated that the carrying value of this asset may not be recoverable in relation to expected future market conditions, for the purpose of assessing recoverability of the recorded amounts. If projected undiscounted future cash flows and the fair market value of the marine vessel was less than the carrying value of the marine vessel, a loss on revaluation would have been recorded. No reduction to the carrying value of the marine vessel was required during 1999, 1998, or 1997.

     REPAIRS AND MAINTENANCE

Repair and maintenance cost are generally the obligation of the Partnership. Costs associated with marine vessel dry-docking were estimated and accrued ratably over the period prior to such dry-docking. The marine vessel dry-docking reserve account was included in the balance sheet as reserve for repairs.

     NET INCOME (LOSS) AND CASH DISTRIBUTION TO LIMITED PARTNERS

The net income (loss) and cash distributions of the Partnership are generally allocated 99% to the limited partners and 1% to the General Partner. The net income (loss) and cash distributions are allocated to the limited partners based on their percentage of ownership in the Partnership. The limited partners 99% share of net income (loss) and cash distributions are allocated 50% to EGF IV and 50% to EGF V.

Cash distributions are recorded when paid.

     COMPREHENSIVE INCOME

     The Partnership's net income is equal to comprehensive income for the year ended December 31, 1999, 1998 , and 1997.

2.   GENERAL PARTNER

MC contributed $100 of the Partnership's initial capital. MC is owned by two shareholders, EGF IV owns 50% and EGF V owns 50%. Dividends are paid to the shareholders annually, when declared, based on the percentage of ownership each shareholder owns.

3.   TRANSACTIONS WITH AFFILIATES

Under the equipment management agreement, IMI, subject to certain reductions, receives a monthly management fee attributable to owned equipment equal to the lesser of (i) the fees that would be charged by an independent third party for similar services for similar equipment or (ii) 5% of the gross lease revenues attributable to equipment that is subject to operating leases. The Partnership's management fee expense to affiliate was $0.1 million during 1999, 1998, and 1997. The Partnership reimbursed FSI $21,000, $31,000, and $36,000 during 1999, 1998, and 1997, respectively, for data processing and administrative expenses directly attributable to the Partnership.

                             MONTGOMERY PARTNERSHIP
                             (A LIMITED PARTNERSHIP)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

3.   TRANSACTIONS WITH AFFILIATES (CONTINUED)

The Partnership paid $-0-, $29,000 and $0.2 million in 1999, 1998, and 1997, respectively, to Transportation Equipment Indemnity Company Ltd. (TEI), an affiliate of FSI, which provided marine insurance coverage and other insurance brokerage services. A substantial portion of this amount was paid to third-party reinsurance underwriters or placed in risk pools managed by TEI on behalf of affiliated programs and PLM International, which provide threshold coverages on marine vessel loss of hire and hull and machinery damage. All pooling arrangement funds are either paid out to cover applicable losses or refunded pro rata by TEI. During 1998, the Partnership received a $29,000 loss-of-hire insurance refund from TEI due to lower claims from the insured Partnership and other insured affiliated programs. During 1999 and 1998, TEI did not provide the same level of insurance coverage as had been provided during 1997. These services were provided by an unaffiliated third party. PLM International liquidated TEI in 2000.

Partnership management fees payable to IMI was $6,000 and $8,000 as of December 31, 1999 and 1998, respectively.

4.   MARINE VESSEL ON LEASE

During 1999, the Partnership sold the marine vessel with net book value of $3.8 million for proceeds of $7.6 million.

The Partnership's marine vessel was leased to operators of utilization-type leasing pools that include equipment owned by unaffiliated parties. In such instances, revenues earned by the Partnership consist of a specified percentage of the total revenues generated by leasing the pooled equipment to sublessees after deducting certain direct operating expenses of the pooled equipment.

The marine vessel lease was being accounted for as an operating lease. There are no future minimum rentals under non-cancelable leases at December 31, 1999. Per diem and short-term rentals consisting of utilization rate lease payments included in lease revenues amounted to $2.1 million in 1999, $2.5 million in 1998, and $2.2 million in 1997.

5.   GEOGRAPHIC INFORMATION

The Partnership's marine vessel was leased to multiple lessees in different regions that operated worldwide.

6.   INCOME TAXES

The Partnership is not subject to income taxes, as any income or loss is included in the tax returns of the individual partners owning the Limited Partners. Accordingly, no provision for income taxes has been made in the financial statements of the Partnership.

As of December 31, 1999, there were no temporary differences between the financial statements carrying value of assets and the income tax basis.

                             MONTGOMERY PARTNERSHIP
                             (A LIMITED PARTNERSHIP)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

7.   CONCENTRATIONS OF CREDIT RISK

Financial   instruments,   which   potentially   subject  the   Partnership   to
concentrations of credit risk, consist principally of lease receivables.

No single lessee accounted for more than 10% of the consolidated revenues for the years ended December 31, 1999, 1998, or 1997. CO. TBN by Messrs. Apex Marine, New York purchased the marine vessel from the Partnership and the gain from the sale accounted for 64% of total consolidated revenues during 1999.

As of December 31, 1999, the General Partner believes the Partnership had no other significant concentrations of credit risk that could have a material adverse effect on the Partnership.